EXHIBIT 99.1

VisionWave Converts Latin American Government Engagement into Initial Defense Order

Company Transitions from Technical Presentations to Initial Commercial Deployment with Public Safety Organization in Major Latin American Jurisdiction

West Hollywood, CA – April 2, 2026 – VisionWave Holdings, Inc. (NASDAQ: VWAV) (“VisionWave” or the “Company”), a next-generation defense technology and advanced sensing company, today announced that it has received a signed purchase order from a Latin American public safety organization for the supply of drone-based operational systems and integrated payload technologies.

The purchase order follows VisionWave’s previously announced engagement with senior government officials in Latin America, where the Company conducted a series of technical presentations regarding homeland security and public safety applications of its aerial and sensing platforms (see press release dated March 16, 2026).

The Company believes this development represents an initial commercial conversion of those engagements, marking a transition from technology demonstration to operational deployment.

Order Overview

The purchase order includes a multi-system deployment consisting of:

•	Long-range observation quadrotor platforms

•	Day/night EO/IR imaging payloads

•	Network-based connectivity and control modules

•	Specialized aerial payload systems designed for operational environments

The systems are intended to support defense, public safety, and law enforcement missions, including surveillance, rapid response, infrastructure monitoring, and operational support in complex environments.

VisionWave understands that the purchasing entity operates within a national-level public safety and security framework, including police and related governmental units, and that the systems are expected to be deployed in defensive and homeland security applications.

Phased Deployment Structure

The order is structured as a multi-phase deployment, beginning with an initial tranche designed to support evaluation, operational integration, and deployment readiness.

Subsequent phases are subject to delivery milestones, quantity confirmations, and standard commercial terms.

The Company notes that such phased structures are typical in international defense and public safety procurement processes, where systems are deployed and assessed prior to broader rollout.

Market Context and Strategic Positioning

The purchasing organization operates within a jurisdiction that is among the largest and most populous in Latin America, with a federated governmental structure comprised of numerous state-level authorities and a central federal framework.

VisionWave believes that successful execution of this initial deployment may support broader engagement opportunities within similar governmental and public safety structures across the jurisdiction and the wider region. Any such expansion would be subject to operational performance, budgetary approvals, and formal procurement processes and, as such, there is no guarantee that these additional engagement opportunities will develop.

This development reinforces VisionWave’s broader strategy of expanding its presence in international defense and homeland security markets through direct governmental engagement, field-level validation, and phased operational deployment.

Strategic Significance

The Company believes this initial order represents:

•	A validated transition from presentation-stage engagement to commercial activity

•	Early-stage adoption of VisionWave’s integrated autonomous and sensing platform

•	A potential foundation for expanded deployment within large-scale public safety infrastructures

VisionWave continues to pursue additional opportunities across Latin America, Europe, and Asia as part of its multi-domain platform expansion strategy.

About VisionWave Holdings Inc.

VisionWave Holdings, Inc. (Nasdaq: VWAV) is a dual-market autonomous systems platform company developing AI-driven, RF-based sensing, autonomy, and computational acceleration technologies for defense, homeland security, and commercial infrastructure applications. VisionWave’s mission is to connect defense innovation with civilian progress through shared core technologies deployed across air, land, and sea.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue” (or the negative or other derivatives of these words or similar terminology) or similar terminology. These forward-looking statements, which are subject to risks, uncertainties, and assumptions, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to: our ability to successfully integrate acquisitions and realize expected synergies; risks associated with international operations and currency fluctuations; our dependence on key personnel and consultants; regulatory changes in the defense, homeland security and technology sectors; our history of operating losses and need for additional capital; competition in the defense and infrastructure markets; our ability to effectively implement our purchase orders and general economic conditions. For a discussion of these and other risks, please refer to the risks detailed in our filings with the Securities and Exchange Commission, including, without limitation, our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Investors should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, and VisionWave undertakes no duty to update such information, except as required under applicable law.

Contacts:

VWAV - Investor Contact: investors@vwav.inc

Website: https://www.vwav.inc